NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Geoffrey C. Stanford, SVP, Interim CFO & CAO
832-930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS SECOND QUARTER 2026 RESULTS

HOUSTON, TX - August 10, 2026 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Financial and Operational Highlights

•Revenue of $167 million, a 16% increase over first quarter 2026
•Net loss of $(8) million and diluted loss per share of $(0.41), improved 65% and 67% over first quarter 2026, respectively
•Adjusted EBITDA of $19 million, a 68% increase over first quarter 2026
•Net loss margin of (5)%, an improvement of 70% over first quarter 2026
•Adjusted EBITDA margin of 11%, a 46% increase over first quarter 2026
•Total liquidity of $53 million, consisting of approximately $8 million of cash and cash equivalents
•On June 2, 2026, closed the acquisition of Wolf Pack Rentals, LLC (the “Wolf Pack Acquisition”) and recorded a related bargain purchase gain of $6.5 million

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt and their reconciliations to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliations are not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “Our second quarter results were in line with our expectations. Revenue was $167 million, essentially at the midpoint of our guidance and up $23 million, or 16%, from the first quarter, inclusive of one month of contribution from the Wolf Pack Acquisition. Adjusted EBITDA was $19 million, up 68% sequentially, with margins improving to 11%. That step-up was driven by higher activity levels and better absorption of our cost structure, and Adjusted EBITDA also tracked with what we expected coming into the quarter.

“Wolf Pack contributed $3.4 million of revenue in June, implying a current annual revenue run-rate of $41 million, comparing favorably to their full year 2025 result. Integration has proceeded swiftly and seamlessly to date with numerous cross-selling opportunities driven by the combined team being realized. Our full-year synergy estimate has now increased to approximately $2.5 million. Excluding Wolf Pack, the base business grew more than 13% sequentially, outpacing the 5.8% increase in U.S. Land Rig

Count, which reflects steady demand and solid execution across the portfolio led by sequential revenue growth in coiled tubing, directional drilling, technical services and accommodations.

“Looking ahead to the third quarter, we expect revenue in the range of $176 to $188 million, with a midpoint of $182 million, which is $15 million higher than the second quarter. Excluding Wolf Pack from both periods, the midpoint implies mid-single-digit sequential growth in the base business at a time when broader expectations are for flat activity. We expect margins to continue to increase as activity builds, driving better fixed cost absorption,” concluded Baker.

Second Quarter 2026 Financial Results

Revenue for the second quarter of 2026 totaled $167.3 million, an increase of 15.6% compared to the first quarter of 2026 revenue of $144.7 million. The increase in revenue reflects a seasonal market activity increase. On a product line basis, completion, drilling, production and intervention services contributed approximately 52%, 23%, 16% and 9%, respectively, to revenue for the second quarter of 2026.

Net loss for the second quarter of 2026 was $(8.4) million, compared to the first quarter of 2026 net loss of $(24.0) million. Adjusted net loss for the second quarter of 2026 was $(13.2) million, compared to the first quarter of 2026 adjusted net loss of $(23.0) million. Adjusted EBITDA for the second quarter of 2026 was $18.7 million, compared to the first quarter of 2026 Adjusted EBITDA of $11.1 million. Adjusted EBITDA margin for the second quarter of 2026 was 11.2%, compared to the first quarter of 2026 Adjusted EBITDA margin of 7.7%.

Second Quarter 2026 Segment Results

The Company reports revenue, operating (loss) income and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con. The Company reports operating activities not attributable to an individual geographic business segment through the Corporate and other segment. Segment results are reported after inter-segment eliminations.

•Rocky Mountains: Revenue, operating income and Adjusted EBITDA for the Rocky Mountains segment was $50.8 million, $0.3 million and $6.3 million, respectively, for the second quarter of 2026. Second quarter revenue represents a 31.6% sequential increase over the first quarter of 2026, driven by coiled tubing, tech services and wireline. Segment operating income increased sequentially and segment Adjusted EBITDA increased 200.0% sequentially. This quarter-over-quarter improvement in income and margin was a function of higher utilization in the second quarter of 2026 as compared to the first quarter of 2026.
•Southwest: Revenue, operating income and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $64.5 million, $0.1 million and $7.6 million, respectively, for the second quarter of 2026. Second quarter revenue represents a 20.3% sequential increase over the first quarter of 2026, driven by coiled tubing, directional drilling and accommodations. Segment operating income increased sequentially and segment Adjusted EBITDA increased 65.2% sequentially due to higher utilization in the second quarter of 2026 as compared to the first quarter of 2026.
•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $52.0 million, $5.1 million and $12.5 million, respectively, for the second quarter of 2026. Second quarter revenue represents a 1.0% sequential decrease over the first quarter of 2026, driven by a decrease in flowback, offset by increases in directional drilling and accommodations. Segment operating income increased by 70.0% and segment Adjusted EBITDA increased 14.7% as compared to the first quarter of 2026 due to improved utilization and decreased white space.
•Corporate and other: Operating loss and Adjusted EBITDA loss for the Corporate and other segment were $(3.4) million and $(7.7) million, respectively, for the second quarter of 2026. Segment operating loss decreased due to the $6.5 bargain purchase gain recognized in relation to the Wolf Pack Acquisition, and Adjusted EBITDA loss increased slightly to include higher fixed costs in the current quarter.

The following is a tabular summary of revenue, operating income (loss) and Adjusted EBITDA (loss) for the second quarter ended June 30, 2026, the first quarter ended March 31, 2026 and the second quarter ended June 30, 2025 ($ in millions).

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Revenue:
Rocky Mountains	$50.8	$38.6	$54.1
Southwest	64.5	53.6	58.8
Northeast/Mid-Con	52.0	52.5	46.1
Total revenue	$167.3	$144.7	$159.0

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Operating income (loss):
Rocky Mountains	$0.3	$(3.8)	$3.3
Southwest	0.1	(3.4)	(1.7)
Northeast/Mid-Con	5.1	3.0	(1.3)
Corporate and other	(3.4)	(7.9)	(9.0)
Total operating income (loss)	$2.1	$(12.1)	$(8.7)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Adjusted EBITDA (loss)
Rocky Mountains	$6.3	$2.1	$10.4
Southwest	7.6	4.6	7.2
Northeast/Mid-Con	12.5	10.9	7.2
Segment total	26.4	17.6	24.8
Corporate and other	(7.7)	(6.5)	(6.3)
Total Adjusted EBITDA(1)	$18.7	$11.1	$18.5
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

As of June 30, 2026, cash and cash equivalents totaled $7.9 million and the Company had availability of $45.4 million under the asset-based revolving credit facility (the “ABL Facility”) borrowing base certificate, including availability on an undrawn first-in-last-out facility, resulting in a total liquidity position of $53.3 million.

Net Working Capital as of June 30, 2026 was $46.0 million, a (15)% decrease from March 31, 2026 driven by additional liabilities included on the balance sheet as part of the Wolf Pack Acquisition, as well as timing of payrolls. We expect to operate with a lower cash balance than in prior years due to the flexibility provided by the new ABL Facility, a management strategy of minimizing interest expense, and we expect to incur an additional working capital build to support an expected increase in activity in the third quarter of 2026.

Other Financial Information

Capital expenditures were $8.6 million during the second quarter of 2026, a decrease of $0.1 million or (1)% compared to capital expenditures of $8.7 million in the first quarter of 2026. Capital expenditures net of asset sales were $6.4 million during the second quarter of 2026, an increase of $1.1 million or 21% compared to capital expenditures net of asset sales of $5.3 million in the first quarter of 2026. Capital spending during the second quarter was driven primarily by maintenance capital expenditures across our segments.

As of June 30, 2026, we had $1.0 million of assets held for sale related to one facility and other equipment.

Conference Call Information

KLX will conduct its second quarter 2026 conference call, which can be accessed via dial-in or webcast, on Tuesday, August 11, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) by dialing 1-201-389-0867 and asking for the KLX conference call at least 10 minutes prior to the start time, or by logging onto the webcast at https://investor.klx.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through August 25, 2026, and may be accessed by dialing 1-201-612-7415 and using passcode 13761897#. Also, an archive of the webcast will be available shortly after the call at https://investor.klx.com/events-and-presentations/events for 90 days. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com. Management intends to discuss the previously announced $125 million backstopped rights offering (the “Rights Offering”) during the second quarter 2026 conference call. An investor presentation, including information regarding the Rights Offering, will be available in advance of the conference call at https://investor.klx.com/events-and-presentations/events.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; changes in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict and tensions in the Middle East, including the conflict with Iran; supply chain issues; general economic, financial and political conditions, including market volatility and the impact of the imposition of increased, new and retaliatory tariffs; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Revenues	$167.3	$144.7	$159.0
Costs and expenses:
Cost of sales	130.9	119.1	125.6
Depreciation and amortization	20.8	21.9	23.7
Selling, general and administrative	19.0	15.4	18.0
Research and development costs	0.5	0.4	0.4
Impairment and other charges	0.5	—	—
Bargain purchase gain	(6.5)	—	—
Operating income (loss)	2.1	(12.1)	(8.7)
Non-operating expense:
Interest income	(0.0)	(0.0)	(0.0)
Interest expense	12.5	11.7	11.0
Gain on debt extinguishment	(0.3)	—	—
Net loss before income tax	(10.1)	(23.8)	(19.7)
Income tax (benefit) expense	(1.7)	0.2	0.2
Net loss	$(8.4)	$(24.0)	$(19.9)

Net loss per common share:
Basic	$(0.41)	$(1.23)	$(1.04)
Diluted	$(0.41)	$(1.23)	$(1.04)

Weighted average common shares:
Basic	20.5	19.5	19.2
Diluted	20.5	19.5	19.2

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7.9	$5.7
Accounts receivable–trade, net of allowance for credit losses of $1.9 and $1.7	121.9	102.7
Inventories, net	32.0	30.7
Prepaid expenses and other current assets	17.1	10.8
Total current assets	178.9	149.9
Property and equipment, net(1)	164.8	161.1
Operating lease assets	21.7	22.3
Intangible assets, net	0.9	1.1
Other assets	5.6	5.9
Total assets	$371.9	$340.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77.3	$68.7
Accrued interest	0.5	0.4
Accrued liabilities	47.7	26.0
Current portion of long-term debt	4.6	4.4
Current portion of operating lease liabilities	7.5	7.1
Current portion of finance lease liabilities	14.0	19.6
Total current liabilities	151.6	126.2
Long-term debt	284.3	253.9
Long-term operating lease liabilities	15.3	15.9
Long-term finance lease liabilities	17.3	17.4
Other non-current liabilities	5.8	1.1
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common stock, $0.01 par value; 110.0 authorized; 21.6 and 18.9 issued	0.2	0.2
Additional paid-in capital	575.7	571.3
Treasury stock, at cost, 0.6 shares and 0.5 shares	(6.4)	(6.2)
Accumulated deficit	(671.9)	(639.5)
Total stockholders’ deficit	(102.4)	(74.2)
Total liabilities and stockholders’ deficit	$371.9	$340.3

(1) Includes right-of-use assets - finance leases.

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital and Net Debt measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net loss before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. We believe Adjusted EBITDA margin is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define Consolidated Net Loss margin as the quotient of consolidated net loss and total revenue. We define Segment operating income (loss) margin as the quotient of segment operating income (loss) and segment revenue. We believe that Consolidated Net Loss margin and Segment operating income (loss) margin provide useful information to investors to understand and evaluate core operating performance and trends across fiscal periods.

We define Adjusted Net Loss as consolidated net loss adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Net Loss is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Diluted Loss per share as the quotient of Adjusted Net Loss and diluted weighted average common shares. We believe that Adjusted Diluted Loss per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define Unlevered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment plus cash interest expense. We define Levered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses Unlevered and Levered Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that each of Unlevered and Levered Free Cash Flow provide useful information to investors because it is an important indicator of the Company’s liquidity, including our ability to reduce Net Debt and make strategic investments.

Net Working Capital is calculated as current assets, excluding cash, less current liabilities, excluding current portion of long-term debt, accrued interest, operating lease obligations and finance lease obligations. We believe that Net Working Capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Net Debt as total debt less cash and cash equivalents and restricted cash. We believe that Net Debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

The following tables present a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA*
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Consolidated net loss	$(8.4)	$(24.0)	$(19.9)
Income tax (benefit) expense	(1.7)	0.2	0.2
Interest expense, net	12.5	11.7	11.0
Gain on debt extinguishment	(0.3)	—	—
Operating income (loss)	2.1	(12.1)	(8.7)
Bargain purchase gain	(6.5)	—	—
Impairment and other charges	0.5	—	—
One-time net costs (1)	1.2	1.0	2.9
Adjusted operating loss	(2.7)	(11.1)	(5.8)
Depreciation and amortization	20.8	21.9	23.7
Non-cash compensation	0.6	0.3	0.6
Adjusted EBITDA	$18.7	$11.1	$18.5
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the second quarter of 2026 relate mainly to legal costs, facility costs and other.

KLX Energy Services Holdings, Inc.
Consolidated Net Loss Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Consolidated net loss	$(8.4)	$(24.0)	$(19.9)
Revenue	167.3	144.7	159.0
Consolidated net loss margin percentage	(5.0)%	(16.6)%	(12.5)%

(1) Consolidated net loss margin is defined as the quotient of consolidated net loss and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Adjusted EBITDA	$18.7	$11.1	$18.5
Revenue	167.3	144.7	159.0
Adjusted EBITDA Margin Percentage	11.2%	7.7%	11.6%

(1) Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is net (loss) income excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Rocky Mountains Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Rocky Mountains operating income (loss)	$0.3	$(3.8)	$3.3
One-time costs (1)	0.5	—	0.5
Adjusted operating income (loss)	0.8	(3.8)	3.8
Depreciation and amortization expense	5.4	5.9	6.5
Non-cash compensation	0.1	0.0	0.1
Rocky Mountains Adjusted EBITDA	$6.3	$2.1	$10.4

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Southwest Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Southwest operating income (loss)	$0.1	$(3.4)	$(1.7)
One-time costs (1)	—	0.1	0.5
Adjusted operating income (loss)	0.1	(3.3)	(1.2)
Depreciation and amortization expense	7.5	7.9	8.4
Non-cash compensation	0.0	0.0	0.0
Southwest Adjusted EBITDA	$7.6	$4.6	$7.2
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Northeast/Mid-Con Operating Loss to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Northeast/Mid-Con operating income (loss)	$5.1	$3.0	$(1.3)
One-time costs (1)	0.2	—	0.1
Adjusted operating income (loss)	5.3	3.0	(1.2)
Depreciation and amortization expense	7.2	7.9	8.4
Non-cash compensation	0.0	0.0	0.0
Northeast/Mid-Con Adjusted EBITDA	$12.5	$10.9	$7.2
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Corporate and Other Operating Loss to Adjusted EBITDA Loss
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Corporate and other operating loss	$(3.4)	$(7.9)	$(9.0)
Bargain purchase gain	(6.5)	—	—
One-time costs (1)	1.0	0.9	1.8
Adjusted operating loss	(8.9)	(7.0)	(7.2)
Depreciation and amortization expense	0.7	0.2	0.4
Non-cash compensation	0.5	0.3	0.5
Corporate and other Adjusted EBITDA loss	$(7.7)	$(6.5)	$(6.3)
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating Income (Loss) Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Rocky Mountains
Operating income (loss)	$0.3	$(3.8)	$3.3
Revenue	50.8	38.6	54.1
Segment operating income (loss) margin percentage	0.6%	(9.8)%	6.1%
Southwest
Operating income (loss)	0.1	(3.4)	(1.7)
Revenue	64.5	53.6	58.8
Segment operating income (loss) margin percentage	0.2%	(6.3)%	(2.9)%
Northeast/Mid-Con
Operating income (loss)	5.1	3.0	(1.3)
Revenue	52.0	52.5	46.1
Segment operating income (loss) margin percentage	9.8%	5.7%	(2.8)%
(1) Segment operating income (loss) margin is defined as the quotient of segment operating income (loss) and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Rocky Mountains
Adjusted EBITDA	$6.3	$2.1	$10.4
Revenue	50.8	38.6	54.1
Adjusted EBITDA Margin Percentage	12.4%	5.4%	19.2%
Southwest
Adjusted EBITDA	7.6	4.6	7.2
Revenue	64.5	53.6	58.8
Adjusted EBITDA Margin Percentage	11.8%	8.6%	12.2%
Northeast/Mid-Con
Adjusted EBITDA	12.5	10.9	7.2
Revenue	52.0	52.5	46.1
Adjusted EBITDA Margin Percentage	24.0%	20.8%	15.6%
(1) Segment Adjusted EBITDA margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating (loss) income excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted Net Loss and
Adjusted Diluted Loss per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Consolidated net loss	$(8.4)	$(24.0)	$(19.9)
Bargain purchase gain	(6.5)	—	—
Impairment and other charges	0.5	—	—
One-time costs(1)	1.2	1.0	2.9
Adjusted Net Loss	$(13.2)	$(23.0)	$(17.0)
Diluted weighted average common shares	20.5	19.5	19.2
Adjusted Diluted Loss per share(2)	$(0.64)	$(1.18)	$(0.88)
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the second quarter of 2026 relate mainly to legal costs, facility costs and other.
(2) Adjusted Diluted Loss per share is defined as the quotient of Adjusted Net Loss and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by (Used In) Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Net cash flow provided by operating activities	$10.5	$0.3	$19.1
Capital expenditures	(8.6)	(8.7)	(12.7)
Proceeds from sale of property and equipment	2.2	3.4	1.6
Levered Free Cash Flow(1)	4.1	(5.0)	8.0
Add: Cash interest expense, net	2.5	3.6	3.9
Unlevered Free Cash Flow	$6.6	$(1.4)	$11.9

(1) For the three months ended June 30, 2026, excludes the sources and uses of cash related to the Wolf Pack Acquisition

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	June 30, 2026	March 31, 2026	December 31, 2025
Current assets	$178.9	$154.1	$149.9
Less: Cash and cash equivalents and restricted cash	7.9	5.6	5.7
Net current assets	171.0	148.5	144.2
Current liabilities	151.6	123.0	126.2
Less: Current portion of long-term debt	4.6	4.5	4.4
Less: Accrued interest	0.5	0.4	0.4
Less: Operating lease obligations	7.5	7.4	7.1
Less: Finance lease obligations	14.0	16.6	19.6
Net current liabilities	125.0	94.1	94.7
Net Working Capital	$46.0	$54.4	$49.5

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of
	June 30, 2026	March 31, 2026	December 31, 2025
Total Debt	$288.9	$275.8	$258.3
Cash and cash equivalents and restricted cash	7.9	5.6	5.7
Net Debt	$281.0	$270.2	$252.6
(1) Net Debt is defined as total debt less cash and cash equivalents and restricted cash.